Exhibit 99.1

NEWS RELEASE

Contacts: Bob Halliday
Executive Vice President and Chief Financial Officer 978.282.7597 bob.halliday@vsea.com or Mary Wright Director, Investor Relations 978.282.5859 mary.wright@vsea.com

Varian Semiconductor Equipment Associates Reports

Fiscal 2005 Second Quarter Results

GLOUCESTER, MA, April 28, 2005 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced results for its fiscal 2005 second quarter ended April 1, 2005.

Revenue for the second quarter of fiscal 2005 totaled $139.1 million, compared to revenue of $127.3 million for the same period a year ago. Varian Semiconductor recorded net income of $11.1 million, or $0.30 per diluted share during the second quarter of fiscal 2005, compared to net income of $14.0 million, or $0.38 per diluted share for the same period a year ago. Gross margin for the second quarter of fiscal 2005 was 42 percent, compared to 45 percent for the same period a year ago.

Gary E. Dickerson, Varian Semiconductor’s chief executive officer, commented, “Our growth in revenue is evidence of the market acceptance of our VIISta HC and VIISta 810 XE systems. Both systems have been accepted at multiple sites, as our customers continue to realize the yield and productivity advantages of our single wafer architecture. In our second quarter, we shipped more single wafer high current tools than any quarter in our history.”

Robert J. Halliday, chief financial officer, provided forward guidance, “We currently expect revenue for the third quarter of fiscal 2005 to be between $158 and $168 million and gross margin as a percentage of revenue to be in the low 40’s. Earnings per share is anticipated to range from $0.45 to $0.53 per diluted share.”

Halliday further added, “Our projected revenue growth in the third quarter is being driven by rapid market acceptance of our single wafer high current tool, the VIISta HC. Our positive company outlook for 2005 is somewhat tempered by uncertain overall market conditions.”

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VSEA Announces FY 2005 Q2 Results	Page 2	April 28, 2005

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is a leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for third quarter fiscal 2005 revenue, gross margin and earnings per share, market share, competitive position, expected third quarter fiscal 2005 product shipments, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; potential environmental liabilities; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; Varian Semiconductor’s dependence on certain key personnel; and the risk of substantial indemnification obligations under the agreements governing the spin-off of Varian Semiconductor from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2005 Q2 Results	Page 3	April 28, 2005

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	April 1, 2005	April 2, 2004	April 1, 2005	April 2, 2004
Revenue
Product	$116,044	$109,368	$223,132	$195,807
Service	21,287	16,260	40,682	29,570
Royalty	1,766	1,698	23,708	3,792

Total revenue	139,097	127,326	287,522	229,169
Cost of revenue	80,831	69,631	153,115	129,092

Gross profit	58,266	57,695	134,407	100,077

Operating expenses
Research and development	19,077	16,958	37,730	33,223
Marketing, general and administrative	24,330	21,011	51,710	40,819
Restructuring	914	—	914	—

Total operating expenses	44,321	37,969	90,354	74,042

Operating income	13,945	19,726	44,053	26,035
Interest income, net	2,404	904	10,009	1,760
Other income (expense), net	(82)	(115)	2,737	(112)

Income before income taxes	16,267	20,515	56,799	27,683
Provision for income taxes	5,156	6,493	17,721	8,858

Net income	$11,111	$14,022	$39,078	$18,825

Weighted average shares outstanding – basic	36,601	36,135	36,529	35,819
Weighted average shares outstanding – diluted	37,347	37,103	37,269	36,907
Net income per share – basic	$0.30	$0.39	$1.07	$0.53
Net income per share – diluted	$0.30	$0.38	$1.05	$0.51

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VSEA Announces FY 2005 Q2 Results	Page 4	April 28, 2005

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 1, 2005	October 1, 2004
ASSETS
Current assets
Cash and cash equivalents	$186,767	$218,578
Short-term investments	249,983	173,891
Accounts receivable, net	107,964	123,749
Inventories	141,391	104,900
Deferred income taxes	27,740	27,691
Other current assets	19,964	32,938

Total current assets	733,809	681,747
Property, plant and equipment, net	59,290	52,344
Other assets	15,455	15,405

Total assets	$808,554	$749,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$715	$4,170
Accounts payable	48,500	33,980
Accrued expenses	45,243	53,234
Product warranty	8,239	7,841
Deferred revenue	62,814	54,509

Total current liabilities	165,511	153,734
Long-term accrued expenses	10,608	10,905
Deferred income taxes	4,615	4,615
Long-term debt	3,954	4,162

Total liabilities	184,688	173,416

Stockholders’ equity
Common stock	368	364
Capital in excess of par value	345,312	331,701
Retained earnings	283,398	244,320
Deferred compensation	(3,285)	(149)
Accumulated other comprehensive loss	(1,927)	(156)

Total stockholders’ equity	623,866	576,080

Total liabilities and stockholders’ equity	$808,554	$749,496

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